Black Hills Corporation
     Improving life with energy

                         News Release

Company Contact:
Jerome E. Nichols                 605-721-1171
Media Relations line             866-243-9002

BLACK HILLS CORP. SETTLES EQUITY FORWARD AGREEMENTS

RAPID CITY, SD — Nov. 1, 2011 — Black Hills Corp. (NYSE: BKH) today announced the settlement of the equity forward agreements with J.P. Morgan by issuing 4,413,519 shares of Black Hills Corp. common stock for approximately $120 million in net cash proceeds. The forward agreements were originally executed on Nov. 10, 2010, for 4,000,000 shares plus the over allotment on Dec. 7, 2010, for 413,519 shares. The forward price used to determine cash proceeds at settlement was the initial offering price of $29.75 per share, adjusted for underwriting fees, interest rates as specified in the forward agreement and dividends paid during the forward agreement period.
“The proceeds from the equity forward agreements were used to repay borrowings under our existing revolving credit facility that is primarily being used to finance a portion of the construction costs for the new Black Hills Energy − Colorado Electric and Black Hills Colorado IPP generation facilities,” said Tony Cleberg, executive vice president and chief financial officer of Black Hills Corp. “Completing the issuance and receiving the proceeds further strengthens our capital structure and liquidity as we continue our growth strategy.”

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 762,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills’ 2,100 employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

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